SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 22, 2003

Date of report (Date of earliest event reported)

SUPERIOR TELECOM INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12261	58-2248978
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Meadowlands Plaza, East Rutherford, New Jersey		07073
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code              (201) 549-4400

(Former name or former address, if changed since last report)

Item 3.                                   Bankruptcy or Receivership.

On March 3, 2003, Superior TeleCom Inc. (“Superior TeleCom”) and certain of its U.S. subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  The Chapter 11 cases were jointly administered (Case No. 03-10607).  Superior TeleCom managed its properties and operated its businesses as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.

As part of Superior TeleCom’s Chapter 11 proceedings, it filed its original Joint Plan of Reorganization and related disclosure statement on July 30, 2003.  On August 28, 2003, Superior TeleCom filed an amended Joint Plan of Reorganization and disclosure statement.  The Joint Plan of Reorganization, as amended, was confirmed by order of the Bankruptcy Court on October 22, 2003 and is expected to become effective on or about November 7, 2003.  The Joint Plan of Reorganization, as confirmed by the Bankruptcy Court, is hereinafter referred to as the “Plan.”  The Plan is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The Plan provides that, as of its effective date, Superior TeleCom and certain of its subsidiaries will be deemed dissolved and will cease to have continuing corporate existences, subject only to obligations under the Plan to satisfy allowed claims.  Except as otherwise provided in the Plan, on or after its effective date, all property of Superior TeleCom and its subsidiaries will vest in Superior Essex Inc., a newly formed Delaware corporation (“SEI”), free and clear of all liens, claims, charges or other encumbrances.  On and after the effective date of the Plan, SEI will operate its business without supervision or approval by the Bankruptcy Court.

The Plan provides for the following to occur as of the effective date of the Plan:

•                  the distribution to holders of Superior TeleCom’s senior secured debt of (1) 16,500,000 shares of common stock of SEI, representing 100% of the outstanding common stock of SEI, (2) 5,000,000 shares of series A non-convertible preferred stock of Superior Essex Holding Corp. (“SEHC”), SEI’s direct subsidiary, and (3) $145 million principal amount of five-year senior notes issued jointly by Superior Essex Communications LLC (“SEC-LLC”), SEHC’s direct subsidiary, and Essex Group, Inc. (together with SEC-LLC, the “Co-Note Obligors”), SEHC's indirect subsidiary;

•                  the distribution to holders of Superior TeleCom’s senior subordinated notes of warrants to purchase, until May 2006, up to 868,421 shares of common stock of SEI at a price of $25.00 per share;

•                  the payment of $3,000,000 in cash to holders of general unsecured claims against Superior TeleCom and its subsidiaries;

•                  the consummation of a new $120 million senior secured revolving credit facility for SEI to (1) fund repayment of Superior TeleCom’s debtor-in-possession credit facility, (2) provide for SEI’s short-term working capital needs, (3) fund debt service on the Co-Note Obligors’ senior notes and SEHC’s series A preferred stock and (4) provide for the issuance of letters of credit in connection with the operation of SEI’s business;

•                  the cancellation of all pre-bankruptcy senior secured debt of Superior TeleCom and its subsidiaries;

•                  the cancellation of all pre-bankruptcy senior subordinated notes of Superior TeleCom;

•                  the cancellation of all 8½% convertible subordinated debentures of Superior TeleCom, which had previously been distributed to holders of the 8½% trust convertible preferred securities of Superior Trust I in liquidation of that trust;

•                  the cancellation of all equity and debt interests held in Superior TeleCom by The Alpine Group, Inc., Superior TeleCom’s principal stockholder;

•                  the cancellation of all outstanding shares of common stock of Superior TeleCom, as well as all options, warrants and related rights to purchase or otherwise receive shares of such common stock;

•                  the issuance of stock options and/or restricted stock for up to 1.8 million shares of common stock of SEI under SEI’s Stock Incentive Plan, with the allocation of awards to be effected by SEI’s board of directors following the effective date of the Plan; and

•                  the implementation of equity awards to the independent directors of SEI as part of SEI’s Stock Incentive Plan.

The most recent unaudited consolidated balance sheet of Superior TeleCom is included in Superior TeleCom’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, which is incorporated herein by reference.

Item 5.                                   Other Events and Required FD Disclosure.

As described above, the Plan provides that, on its effective date, all outstanding shares of common stock of Superior TeleCom, as well as all options, warrants and related rights to purchase or otherwise receive shares of Superior TeleCom common stock, will be cancelled.  Accordingly, Superior TeleCom intends to withdraw the registration of its common stock under the Securities Exchange Act of 1934 (the “Exchange Act”) on, or as soon as practicable after, the effective date of the Plan, thereby terminating its reporting obligations under the Exchange Act.  The Plan also provides that SEI will file a registration statement to register its common stock under the Exchange Act as soon as practicable after the effective date of the Plan.

Item 7.                     Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 2.1 –	Amended Joint Plan of Reorganization of Superior TeleCom Inc. and its Affiliated Debtors and Debtors-in-Possession, as confirmed by the Bankruptcy Court on October 22, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR TELECOM INC.

Date:	November 6, 2003	By:	/s/ David S. Aldridge
Name: David S. Aldridge
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Amended Joint Plan of Reorganization of Superior TeleCom Inc. and its Affiliated Debtors and Debtors-in-Possession, as confirmed by the Bankruptcy Court on October 22, 2003